Exhibit 10.13

December 1, 2016

Robert Censullo
25 Eastmans Road

Parsippany, NJ 07054

Dear Robert:

This letter agreement (the “Agreement”) sets forth our agreements regarding the termination of the Severance Agreement between you and Wireless Telecom Group, Inc. (the “Company”) dated June 14, 2013 (the “Severance Agreement”), your ceasing to serve as Chief Financial Officer of the Company (“CFO”), the possibility that you may be offered the position of Controller, and your eligibility for severance payments if you are not offered the Controller position.

As you know, the Severance Agreement provides for a specified Severance payment and Continuation of Benefits to you if your employment is terminated by the Company for a reason other than death, permanent disability or Cause, or if you resign for Good Reason (as those capitalized terms are defined in the Severance Agreement) within 18 months after a Change in Control (as defined in the Wireless Telecom Group, Inc. 2012 Incentive Compensation Plan); the Company has informed you that it has decided to terminate your employment as CFO; and a Change in Control has not occurred, nor is any Change in Control event pending, as of the date of this Agreement. The Company has proposed, and you have agreed, to terminate the Severance Agreement in consideration for your being offered either the Controller position or severance pursuant to this Agreement. Accordingly, you and the Company agree that the Severance Agreement shall be terminated, and that you waive any right under the Severance Agreement to receive a Severance payment and Continuation of Benefits, effective as of the date you sign this Agreement (“Signing Date”).

Your employment as CFO will terminate on or about January 2, 2017. If you are offered the Controller position and accept that offer, then this Agreement will govern the terms and conditions of such employment. Your employment is on an at-will basis, meaning that you may resign at any time for any or no reason, and the Company similarly may end the employment relationship at any time for any or no reason. You will be paid salary, initially at the rate of One Hundred Sixty Thousand Dollars ($160,000.00) per year, which is subject to all required withholdings and deductions, and is payable in accordance with the Company’s normal payroll practices. In addition to your salary, you will be eligible to participate in the Company’s Officer Incentive Compensation Plan (“OICP”) in 2017, subject to the terms and conditions set forth in the OICP as may be amended from time to time. For 2017, your target bonus will be 25% of your salary. You will continue to be eligible to participate in Company employee benefit plans in accordance with the terms of those plans, but the Company will not pay you a car allowance nor provide a company owned car.

If you are not offered the Controller position, or you decline to accept that offer, then, subject to your signing and not revoking a general release in a form acceptable to the Company, you will be paid “Severance” for the portion of the 180 day period starting on the Signing Date and ending on the six-month anniversary of the Signing Date that you are not employed by the Company (the “Severance Period”). Your gross Severance payment will be an amount equal to multiplying the salary rate of $160,000 per year by the fraction in which the numerator is the number of days in the Severance Period and the denominator is 365, which will be paid monthly during the Severance Period in substantially equal installments beginning on the first payroll date in 2017 that is at least five (5) business days after the general release becomes binding and non-revocable, subject to any deferral requirements of Internal Revenue Code Section 409A.

Kindly indicate your acceptance of this Agreement by signing a copy of this letter and returning it to me.

Very truly yours,

Wireless Telecom Group, Inc.

By:	/s/ Timothy Whelan
Timothy Whelan
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/Robert Censullo_______________
Robert Censullo

December 1, 2016_______________

Date

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